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                                                                    Exhibit 99.1

                  [CROWN CORK & SEAL LETTERHEAD APPEARS HERE]


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            CROWN CORK & SEAL SELLS $1.2 BILLION OF DEBT SECURITIES
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Philadelphia, PA - December 12, 1996. Crown Cork & Seal Company, Inc. (NYSE &
Paris Bourse - CCK) announced today that is sold $1.2 billion of public debt securities in five separate tranches of maturities ranging from seven to 100 years. Closing will occur on December 17, 1996. The issuers include the parent company and two finance subsidiaries located in the U.K. and France which are fully guaranteed by the parent. The offerings by the finance subsidiaries were converted into fixed rate, sterling and French franc obligations through cross-currency interest rate swaps with various counterparties. The terms of the transactions are as follows:


                                                                All-in Cost (semi-annual
                                                                  equivalent basis) in:
                                                           --------------------------------
                       Amount                                   U.S.       Pounds    French
       Issuer        (millions)          Issue                 Dollars    Sterling   Francs
-------------------------------------------------------------------------------------------
Crown Cork & Seal
  Finance S.A.          200      6 3/4% Notes due 2003          6.949%       -       5.942%

Crown Cork & Seal       200      6 3/4% Notes due 2003          6.949      8.307%       -
  Finance PLC           300      7% Notes due 2006              7.139      8.541        -

Crown Cork & Seal       350      7 3/8% Debentures due 2026     7.551        -          -
  Company, Inc.         150      7 1/2% Debentures due 2096     7.714        -          -

The proceeds from the offering will be used to repay a portion of the $1.9 billion of indebtedness arising from the February 1996 acquisition of CarnaudMctalbox S.A. The balance of the outstanding acquisition debt will continue to be financed through bank loans until it is repaid or refinanced.

Salomon Brothers Inc (book runner), CS First Boston, Chase Securities Inc. and J.P. Morgan Securities Inc. were managers in the offering. When available, copies of the final prospectus relating to the offering may be obtained from any of these firms.

Crown Cork & Seal is the leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.


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For more information, contact:


(215) 698-5392